UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report: July 27, 2006
(Date of earliest event reported)

CA, Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-9247	13-2857434
(Commission File Number)	(IRS Employer Identification No.)

One CA Plaza
Islandia, New York	11749
(Address of Principal Executive Offices)	(Zip Code)
(631) 342-6000
(Registrant’s Telephone Number, Including Area Code)
Not applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
     On July 31, 2006, CA, Inc. (the “Company”) issued a press release announcing the filing of its Annual Report on Form 10-K for the fiscal year ended March 31, 2006 (the “Form 10-K”). A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.
Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.
     The Company today filed the Form 10-K which contains audited consolidated financial statements for the 2006, 2005 and 2004 fiscal years. The financial statements for fiscal years 2005 and 2004, as well as selected financial data for the quarterly periods in the 2006 and 2005 fiscal years and selected financial data for the 2003 and 2002 fiscal years, which are also included in the Form 10-K, have been restated to reflect additional:
     (i) non-cash stock-based compensation expense relating to employee stock options granted to employees prior to fiscal year 2002 which were not communicated by management to individuals in a timely manner. The Company treated the date of the action by the committee of the Company’s Board of Directors charged with such duties (the “Committee”) as the accounting measurement date for determining stock-based compensation expense. However, the Company has determined that the proper accounting measurement date for such stock option awards should have been the date the grant was communicated to an employee, not the date the Committee approved the grant. As a result, the Company should have recognized additional non-cash stock-based compensation expense, net of forfeitures, over the vesting periods related to such grants in prior fiscal years;
     (ii) subscription revenue relating to the early renewal of contracts. The Company determined that, beginning in fiscal year 2004, it had been systematically understating revenue for certain license agreements which had been cancelled and renewed more than once prior to the expiration of each successive license agreement. This restatement reflects a further adjustment to subscription revenue amounts previously restated in the Company’s Annual Report on Form 10-K/A for the fiscal year ended March 31, 2005; and
     (iii) sales commission expense that should have been recorded in the fiscal quarter ended December 31, 2005.
     Additionally, the Company also identified approximately $14 million in income taxes recorded in the third quarter of fiscal year 2006 associated with foreign taxable income from prior fiscal years. Since the Company is restating the results for the third quarter of fiscal year 2006, as well as prior fiscal periods, the Company determined that this charge should properly be reflected in the periods to which it related. Accordingly, an adjustment is also being made to decrease income taxes in the third quarter of fiscal year 2006 by approximately $14 million and increase income tax expense primarily in fiscal years 2003 and 2002 by approximately $2 million and $12 million, respectively.
     In light of the errors described in items (i) and (ii) above, the Company concluded on July 27, 2006 that its previously issued financial statements for the 2005 through 2002 fiscal years and the quarterly periods included in the 2006 through 2002 fiscal years should no longer be relied upon. As announced in its Current Report on Form 8-K dated May 25, 2006, the Company had previously concluded that in light of item (iii) above, the financial statements for the fiscal quarter ended December 31, 2005 should no longer be relied upon. The audit committee of the Company’s board of directors, as well as senior management, has discussed the matters described above with the Company’s independent auditors.
     Further information about the facts underlying the restatements can be found in the Company’s press release (the “Press Release”) attached as Exhibit 99.1 hereto, which is hereby incorporated by reference into this Item 4.02, and in the “Explanatory Note – Restatements” immediately preceding Part I of the Form 10-K and Note 12, “Restatements”, in the Notes to the Consolidated Financial Statements to the Form 10-K.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description
Exhibit 99.1	Press Release

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CA, INC.
Date: July 31, 2006	By:	/s/ Kenneth V. Handal
Kenneth V. Handal
Executive Vice President, General Counsel and Corporate Secretary